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                                                                     EXHIBIT 2.3

                            STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT ("Agreement") dated April 19, 2005, by and among, CARMIKE CINEMAS, INC., a Delaware corporation and/or any one or more designated affiliates thereof as provided in Section 15.1.(a) below ("Buyer"), and each of the shareholders of Company as set forth as signatories to this Agreement (individually "Shareholder" and together, "Shareholders").

                                    RECITALS

            A. George G. Kerasotes Corporation, a Delaware corporation, ("Company") is an owner/lessee and operator of multi-screen motion picture theatres in Illinois, Indiana, Michigan and Wisconsin (the "Business").

            B. Company owns all the issued and outstanding shares of capital stock of GKC MICHIGAN THEATRES, INC., a Delaware corporation, GKC THEATRES, INC. a Delaware corporation and GKC INDIANA THEATRES, INC, an Indiana corporation ( each individually a "Subsidiary" and collectively the "Subsidiaries")

            C. Company's facilities include seventeen (17) owned and thirteen
            (13) leased multi-screen motion picture theatres, and certain undeveloped real estate (each a "Property" and together "Properties").

            D. Shareholders own all of the issued and outstanding shares ("Shares") of capital stock of Company, including all rights thereto and interests therein.

            E. Buyer, an owner/operator of motion picture theatres, desires to purchase the Shares from Shareholders and Shareholders desire to sell the Shares to Buyer, upon the terms and conditions herein set forth.

            F. On March 16, 2005, Buyer and Shareholders entered into a non-binding letter of intent ("Letter of Intent") that set forth, on a preliminary, non-binding basis, the major terms and conditions of the transactions contemplated by this Agreement. The terms and conditions hereof shall govern any conflict between the Letter of Intent and this Agreement.

            NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

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      1.    PURCHASE AND SALE OF SHARES

                  Subject to the terms and conditions of this Agreement, on the Closing Date, in consideration of the "Purchase Price," Shareholders shall sell, convey, transfer, assign and deliver to Buyer and Buyer shall purchase, accept and acquire from Shareholders, all right, title and interest whatsoever in and to all of the Shares, which constitute all of the equity interests in Company, other than "Treasury Stock," free and clear of all Liens.

      2.    PURCHASE PRICE

            2.1 Purchase Price. The purchase price ("Purchase Price") payable for the Shares shall be Sixty-Six Million Dollars ($66,000,000.00):

        2.1.(a) minus the amount of the Company's Debt Obligations as of "Closing;"

        2.1.(b) plus/minus the Final Closing Adjustment determined in accordance with Section 2.3.(c).

            2.2 Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

                    2.2.(a) Earnest Money Deposit.

                        (i) Deposit and Investment of Earnest Money Deposit. On
                  the date hereof, Buyer shall pay to the Escrowee (as hereinafter defined) an earnest money deposit equal to Two Hundred Fifty Thousand Dollars ($250,000.00)(including interest, the "Earnest Money Deposit") to be held pursuant and subject to the terms and conditions of this Agreement and the Earnest Money Escrow Agreement(as hereinafter defined) The Earnest Money Deposit shall be invested in an interest bearing money market account (or such other investments as Buyer and Shareholders may choose in their discretion), with interest earned thereon accruing to the benefit of Buyer.

                        (ii) Payment of Earnest Money Deposit to Shareholders at
                  Closing. At the Closing, as part of the Purchase Price (and not in addition thereto), the Earnest Money Deposit shall be delivered to Shareholders and credited against the Purchase Price. In the event of a termination of this Agreement, the Earnest Money Deposit will either be returned to Buyer or delivered to Shareholders as provided for in Section 11 and pursuant and subject to the Earnest Money Escrow Agreement.

        2.2.(b) At the Closing, Buyer shall deliver to the Escrowee of the Closing Escrow Agreement in cash the following sums:

                        (i) Cash to Fund A of Closing Escrow Agreement. One
                  Million Dollars ($1,000,000.00) as Fund A to be held for 120 days from the Closing Date, subject

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                  to, and disbursed as provided in this Agreement and the
                  closing escrow agreement a copy of which is attached hereto as Exhibit A and made a part hereof (the "Closing Escrow Agreement"). Any funds remaining in Fund A 120 days following Closing Date, (as hereinafter defined) that are not being contested by Buyer shall be paid immediately over to Shareholders, together with all accrued interest thereon.

                        (ii) Cash to Fund B of Closing Escrow Agreement. Two
                  Million TWO HUNDRED THOUSAND Dollars ($2,200,000.00) as Fund B to be held for eighteen (18) months from the Closing Date, subject to, and disbursed as provided in this Agreement and the Closing Escrow Agreement. Any funds remaining in Fund B at the expiration of eighteen (18) months from the Closing Date that are not being contested by Buyer, shall be paid immediately over to Shareholders, together with all accrued interest thereon.

      2.2.(c) Cash to Shareholders. At the Closing, Buyer shall deliver to Shareholders in cash ("Closing Cash Payment") Sixty-Two Million FIVE Hundred Fifty Thousand Dollars ($62,550,000.00):

                        (i) minus the amount of the Company's Debt Obligations
                  as of Closing;

                        (ii) plus/minus the Estimated Closing Adjustment
                  determined in accordance with Section 2.3.(b).

      2.2.(d) Post-Closing Adjustment. Within three (3) Business Days following determination of the Final Closing Adjustment pursuant to Section 2.3.(c), either the Shareholders shall pay to Buyer or Buyer shall pay to Shareholders, as appropriate, an amount equal to the difference between the Final Closing Adjustment and the Estimated Closing Adjustment, the payment of which on Shareholders' part is secured by Fund A of said Closing Escrow Agreement.

      2.2.(e) Method of Payment. All cash payments under this Section 2.2 shall be made by wire transfer of immediately available funds to an account designated by the recipient. All payments of the Purchase Price, including any adjustments thereto, are to be made for pro rata distribution among Shareholders in accordance with their respective shareholdings in Company as shown on distribution and wiring instructions delivered to Buyer prior to Closing.

            2.3 Determination of Closing Adjustment.

      2.3.(a) Definition of Closing Adjustment. The term "Closing Adjustment" for the purpose of Section 2.1.(b) and 2.2.(c)(ii) shall mean as of the Effective Time, as shown on the Company's Consolidated Balance Statement :(i) the sum of all of the Company's cash, cash equivalents, prepaid expenses, concession inventory, supply inventory, and accounts receivable (together called "Total Current Assets") plus "Other Assets" which consist of Deferred Tax Assets, minus (ii) the sum of all of the Company's Current Liabilities and Deferred Liabilities which consist of Deferred Tax Liabilities (including all normally prorated items relating to the period prior to the Closing, including, without limitation, all Taxes and assessments, rents, and utilities and all fees associated with Licenses and Permits and registrations), all as determined in accordance with generally accepted accounting

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principles for the movie theater industry as consistently applied by the Company in its financial statements. The remainder amount to the extent Section 2.3.(a)(i) exceeds Section 2.3.(a)(ii) shall be a plus for the purposes of
Section 2.1.(b) and 2.2.(c)(ii). If Section 2.3.(a)(ii) exceeds Section 2.3.(a)(i), then the difference is a minus for the purposes of Section 2.1.(b) and 2.2.(c)(ii).

      2.3.(b) Estimated Closing Adjustment. For purposes of determining the Closing Cash Payment payable by Buyer at the Closing, prior to the Closing Date, Shareholders shall, in consultation with Company and based on the Company's financial statements, prepare and deliver to Buyer the Estimated Closing Statement, which shall include an estimated calculation of the Closing Adjustment as of the Effective Time (the "Estimated Closing Adjustment"). In the event Buyer shall object to any of the information set forth on the Estimated Closing Statement including the Estimated Closing Adjustment the parties shall negotiate in good faith and agree on appropriate adjustments so that such Estimated Closing Statement and the Estimated Closing Adjustment shall reflect a reasonable, good faith estimate of the Final Closing Statement and Final Closing Adjustment. The Closing Adjustment, as finally determined by the parties pursuant to this subsection 2.3.(b) is herein referred to as the "Estimated Closing Adjustment."

            2.3.(c) Final Closing Adjustment. On or before Ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Shareholders the Final Closing Adjustment Statement and Balance Sheet together with its calculation ("Buyer's Calculation") of the Final Closing Adjustment based thereon as of the Effective Time. Shareholders may dispute Buyer's Calculation; provided, however, that Shareholders shall notify Buyer in writing of the disputed amount, and the basis of such dispute, within fifteen (15) Business Days of Shareholders' receipt of the Final Closing Adjustment Statement and Balance Sheet. In the event of a dispute with respect to any part of Buyer's Calculation, Buyer and Shareholders shall attempt to mutually, and in good faith, reconcile their differences. If Buyer and Shareholders are unable to reach a resolution of such differences within thirty (30) days of receipt of Shareholders' written notice of dispute to Buyer, Shareholders and Buyer shall submit the amounts remaining in dispute for determination and resolution to the Independent Accounting Firm, who shall, acting as experts and not as arbitrators, be instructed to determine and report to the parties, within thirty (30) days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect thereto. Any part of Buyer's Calculation (i) that is not disputed, or (ii) that was initially disputed by Shareholders and that is subsequently mutually agreed to in writing by Shareholders and Buyer, or (iii) that is finally determined by the Independent Accounting Firm; shall be deemed undisputed with regard to the "Final Closing Adjustment." The fees and disbursements of the Independent Accounting Firm shall be allocated equally between Buyer and Shareholders.

      3.    DUE DILIGENCE

      3.1 Delivery of Due Diligence Materials. Upon the date of execution and delivery of this Agreement, Company and Shareholders shall make available to Buyer at Company's corporate offices all of the items listed on Exhibit B ("Due Diligence Materials"). During the "Due Diligence Period"( as hereinafter defined) and thereafter through and including Closing, Shareholders shall cause Company to provide to Buyer, its counsel, accountants and other

                                       14

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   representatives (i) full access to all of the Due Diligence Materials,
   Properties, books, records, contracts and documents of Company for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Company shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the Business and affairs of Company as Buyer may reasonably request); (ii) access to all employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and (iii) access to all vendors, customers and others having business dealings with Company; Buyer agreeing that such access and Due Diligence Materials are proprietary information of Company and must not be disclosed by Buyer unless and until the transaction contemplated by this Agreement is closed. In the interim, Buyer will use its best efforts to keep strictly confidential the nature and progress of negotiations and discussions between the parties. Buyer shall complete its due diligence investigation of the Exhibit B items within thirty (30) days following the date hereof ("Due Diligence Period").

            3.2 Buyer's Due Diligence

   3.2.(a) Due Diligence. Upon execution and delivery hereof, Buyer shall conduct its due diligence investigation with respect to the Company including, but not limited to, the Business, financial, legal, operational, customer, worker's compensation, employee and real estate due diligence, with results satisfactory to Buyer, in its sole discretion. Notwithstanding anything in this Agreement to the contrary, the obligations of Buyer to consummate any and all transactions contemplated by this Agreement are subject to and conditioned upon the satisfaction of the conditions set forth in this Subsection 3.2, such conditions being conditions precedent to Closing, on or prior to the date that is thirty (30) days following the execution of this Agreement; however, the foregoing limitations shall not apply to any matters that should have been disclosed to Buyer by Shareholders prior to the expiration of such thirty (30) day period, which arise after the expiration of such thirty (30) day period, or with respect to which Shareholders first receive notice of or otherwise become aware of after the expiration of such thirty (30) day period.

   3.2.(b) Notice. In the event Buyer desires to terminate this Agreement, Buyer shall give written notice to Shareholders within the thirty (30) day Due Diligence Period that Buyer elects to terminate this Agreement and the Earnest Money Deposit shall be transferred to Shareholders pursuant to Section 11.2 (a.)

   4. JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

                  Shareholders, jointly and severally, make the following representations and warranties to Buyer, for themselves, each of which is true and correct on the date hereof and shall remain true and correct to and including the Closing Date.

            4.1 Corporate.

   4.1.(a) Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

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   4.1.(b) Corporate Power. Company has all requisite corporate power and authority to own, operate, use and lease its Properties and assets and to carry on the Business as and where such is now being conducted.

   4.1.(c) Qualification. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the situs of the Properties owned or leased by it, or the nature of the Business, makes such licensing or qualification necessary including, without limitation, the states of Wisconsin, Michigan, Indiana and Illinois.

   4.1.(d) Subsidiaries. Schedule 4.1(d) sets forth the name, jurisdiction of incorporation, capitalization, ownership and officers and directors of each corporation in which Company has a direct or indirect equity interest (each, a "Subsidiary") and the jurisdictions in which each Subsidiary is qualified or licensed to do business as a foreign corporation. Except as listed in Schedule 4.1.(c), Company does not own, directly or indirectly, any capital stock or other equity securities or interests of any corporation or have any direct or indirect equity or other ownership interest in any other entity or business. All of the outstanding shares of capital stock or other equity securities or interests of each Subsidiary owned by Company are free and clear of any Lien and are validly issued, fully paid and nonassessable, except as listed on Schedule 4.1.(d). Each Subsidiary (x) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (y) has full corporate power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases, and (z) is in good standing and is duly qualified or licensed to do business as a foreign corporation in each of the jurisdictions listed opposite the name of such Subsidiary in Schedule 4.1.(c), which are the only jurisdictions in which such Subsidiary is required to be so qualified or licensed. The copies of the "Certificate of Incorporation and By-Laws" of each Subsidiary, including any amendments thereto, all of which have been heretofore delivered by Shareholders to Buyer, are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of each Subsidiary all of which have been heretofore furnished to Buyer for inspection, are true, correct and complete and accurately reflect all material corporate action taken by such Subsidiary.

   4.1.(e) Corporate Documents, etc. The copies of the Certificate of Incorporation and By-Laws of Company, including any amendments thereto, all of which have been heretofore delivered by Shareholders to Buyer, are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of Company which will be furnished to Buyer for inspection, are true, correct and complete and accurately reflect all material corporate action taken by Company.

   4.1.(f) Capitalization of Company and Subsidiaries. The authorized capital stock of Company consists entirely of 50,000 shares of voting common stock and 54,000 shares of non-voting common stock, no par value. All issued and outstanding capital stock, being 23,451 Shares, is now and will be on the Closing Date all owned of record and beneficially by Shareholders in the respective numbers set forth in Schedule 4.1.(f). All such Shares are validly issued, fully paid and nonassessable. Additionally, there is issued common stock held by the Company as "Treasury Stock," consisting of 200 shares of voting common stock and 2,949 shares of nonvoting common stock. There are no outstanding warrants, options or convertible securities.

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         4.2 Shareholders.

   4.2.(a) Power. Each Shareholder has full power, legal right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby to be executed by a Shareholder ("Ancillary Instrument(s)"), and to carry out the transactions contemplated hereby and thereby.

   4.2.(b) Validity. This Agreement has been duly and validly executed and delivered by each Shareholder and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

   4.2.(c) Title. Each Shareholder has, and at Closing Buyer will receive, good and marketable title to the Shares to be sold by such Shareholder hereunder, free and clear of all Liens including, without limitation, voting trusts or agreements, proxies, marital or community property interests.

      4.3 No Violation. The execution and delivery of this Agreement or the Ancillary Instruments and the consummation by Company and Shareholders of the transactions contemplated hereby and thereby (a) will not violate any Law or any Order of any Government Entities, (b) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), will not require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in Section 6.6, will not violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, nor will it result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company (or the Shares) under, any term or provision of the Certificate of Incorporation or By-Laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company or any Shareholder is a party or by which Company or any Shareholder or any of its or their assets or Properties may be bound or affected.

      4.4 Financial Statements. Included as Schedule 4.4 are true and complete copies of the financial statements( the "Financial Statements") of Company consisting of (i) audited balance sheets of Company as of December 31, 2004, 2003, 2002, 2001 and 2000, and the related audited statements of income and cash flows for the calendar years then ended (including the notes contained therein or annexed thereto), which audited financial statements have been reported on, and are accompanied by, the signed, unqualified audit opinions of the independent auditors for Company for such years, and (ii) an unaudited balance sheet of Company as of December 31, 2004 ("Recent Balance Sheet"), and the related unaudited statements of income and cash flows for the calendar year then ended and for the corresponding period of the prior year. The financial statements of Company as of December 31, 2004 will be audited and attached to Schedule 4.4 by the Closing. All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with "GAAP" applied on a consistent basis, have been prepared in accordance with the books and records of Company, and fairly present, in

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   accordance with GAAP for the movie theatre industry as consistently applied by the Company in its financial statements, the assets, liabilities and financial position, the results of operations and cash flows of Company as of the dates and for the years and periods indicated.

      4.5 Tax Matters.

   4.5.(a) Provision For Taxes. As of the date of the Recent Balance Sheet, the unpaid Taxes of Company and the Subsidiaries did not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Recent Balance Sheet. The unpaid Taxes of Company and the Subsidiaries do not exceed such reserve for Tax liability as adjusted for the passage of time through the end of the day prior to the Closing Date in accordance with the past custom and practice of the Company and the Subsidiaries in filing its Tax returns. Since the date of the Recent Balance Sheet, neither Company nor any Subsidiary has incurred any liability for Taxes arising from any extraordinary gains or losses outside the ordinary course of business consistent with past custom and practice of Company. Company pays estimated tax payments on a quarterly basis based on prior years taxable income. For purposes of the Balance Sheet and Income Statement, Company on a monthly basis records an estimated tax expense for the current year which may differ from the actual tax expense for income tax purposes. At the end of the year, Company makes an adjustment to reconcile the income tax expense and reflect the appropriate tax liability. Company will continue to make estimated tax payments on a quarterly basis and the tax liability will be adjusted to reflect the proper amount of tax due upon final closing.

   4.5.(b) Tax Returns Filed. All Tax returns required to be filed on or before the Closing Date, including the 2004 consolidated return, which is on extension and will be filed by the Closing Date, by or on behalf of Company and the Subsidiaries have been timely filed. All such Tax returns were, when filed, true, complete and accurate in all respects, and the Taxes shown as due thereon were paid or adequately accrued. Company has heretofore delivered to Buyer true, complete and accurate copies of all Tax returns filed by each Company for Tax periods ending on or after January 1, 2000. Company has duly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor, or other third-party. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any Property or other asset of Company.

   4.5.(c) Tax Audits. Schedule 4.5.(c) indicates those Tax returns of Company for Tax periods ending on or after January 1, 2000 that have been audited by the Internal Revenue Service or by any other Tax authority. Except as set forth in
Schedule 4.5.(c) and specifically disclosed or fully reflected in the Recent Balance Sheet or in the Estimated Closing Adjustment Statement there are no :(i) outstanding notices of underpayment of taxes or other deficiencies, or notice of proposed adjustments; (ii) requests for information relating to taxes; or (iii) notices indicating an intent to commence an audit. Company has delivered to Buyer true, complete and accurate copies of all examination reports. No claim has been made by a Tax authority in a jurisdiction where Company has not filed Tax returns that Company is or may be subject to taxation by that jurisdiction. Except as set forth in Schedule 4.5.(c), Company has not waived any statute of limitations.

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   4.5.(d) No Requirement to Withhold under Section 1445. Neither Company nor any Shareholder is a "foreign person," "foreign corporation," "foreign partnership," "foreign trust" or "foreign estate" within the meaning of Section 1445 of the Code.

   4.5.(e) Certain Pre-Closing Date Transactions. Neither Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Tax period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (ii) "closing agreement" as described in Section 7121 of the Code (or any correspondence or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing date; (iii) installment sale or "open transaction" disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

   4.5.(f) Other. Since January 1, 2000, Neither Company nor any Subsidiary has
(i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any Tax ruling, (iii) entered into a closing agreement or advance pricing agreement with any Tax authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (or has taken any action that would result in any income Tax liability to Company. Neither Company nor any Subsidiary has as a result of a deemed election within the meaning of Section 338(e) of the Code), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments, that are not deductible because of Section 280G or Section 162(m) of the Code (or any corresponding or similar provision of state, local, or foreign Tax law), (vi) entered into any Tax allocation, indemnity, or sharing agreement, (vii) entered into any gain recognition agreement under Section 367 of the Code, (viii) been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in
Section 355 of the Code within the 3-year period ending as of the date of this Agreement, or (ix) made or revoked any election under Treas. Reg. Section 301.7701-3 regarding classification as a corporation, as a partnership, or as a disregarded entity.

      4.6 Accounts Receivable. All accounts receivable of Company reflected on the Recent Balance Sheet, have been incurred in the normal course of business, are collectible (net of the reserve shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business within one hundred ten (110) days of the Closing Date thereof without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute. Schedule 4.6 contains the aged schedule of accounts receivable included in the Recent Balance Sheet. All accounts receivable of Company reflected on the Estimated Closing Adjustment Statement and the Final Closing Adjustment Statement will represent arm's length sales actually made in the ordinary course of business and will be collected (net of the reserve shown on the Estimated Closing Adjustment Statement and the Final Closing Adjustment Statement for doubtful accounts) in the ordinary course of business within one hundred ten (110) days of the Closing Date without the necessity of commencing legal proceedings and will be subject to no counterclaim or set-off and will not be in dispute. To the extent a receivable remains uncollected after said one hundred ten (110) day period, it (less the amount attributable thereto as "Reserve") will be satisfied out of Fund A of the Closing Escrow Agreement and the Company shall assign the receivable to Shareholders together with rights to collect.

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      4.7 Absence of Undisclosed Liabilities. Except as set forth in Schedule
   4.7 neither Company nor any Subsidiary has any undisclosed liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Statements or the Recent Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

      4.8 No Litigation. Except as set forth in Schedule 4.8 , (i) there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative (collectively, "Litigation") pending or threatened against Shareholders (in such capacity) or Company, its directors (in such capacity), its Business or any of its Properties or other assets, nor does Company or any Shareholder know, or have grounds to know, of any basis for any Litigation and (ii) neither Company nor its Business or assets is subject to any Order of any Government Entity. Schedule 4.8 also identifies and summarizes all Litigation to which Shareholders (in such capacity) or Company or any of its directors (in such capacity) have been parties since January 1, 2000, not including defense of litigation handled and terminated, by the Company's insurance carriers.

      4.9 Compliance With Legal Requirements and Orders.

   4.9.(a) Compliance. Except as set forth in Schedule 4.9.(a) or specifically disclosed in the Recent Balance Sheet or in the Adjustment Statements, (A) Company (including each and all of its Subsidiaries, operations, practices, Properties (or any of them) and assets) is in compliance with all applicable Legal Requirements and Orders and (B) neither Shareholders nor Company has received notice of any violation or alleged violation of, and neither Shareholders nor Company is subject to any Liability for past or continuing violation of, any Legal Requirement. All reports and returns required to be filed by Company with any Governmental Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing and to the best of the Shareholders' knowledge:

            (i) The operation of the Business as it is now conducted does not, nor does any condition existing at any of the Properties, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of the Business or the manner in which it is now conducted.

            (ii) Company and the Subsidiaries have made all required payments to its unemployment compensation reserve accounts with the appropriate Governmental Entity of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

            (iii) Company and the Subsidiaries are believed to be exempt from reporting under the federal Occupational Safety and Health Act of 1970, as amended.

   4.9.(b) Licenses and Permits. Company and the Subsidiaries have all Licenses and Permits required for the conduct of the Business and operation of the Properties and is and has been in compliance with all such Licenses and Permits.

   4.9 (c)  Environmental Matters.  Except as set forth in Schedule 4.9 (c) :

            (i) Company and the Subsidiaries are , and at all times have been, in full compliance with, and have not been and are not in violation of or liable under, any Environmental Law. Shareholders have no basis to expect, nor has any of them received, any actual or Threatened order, notice, or other communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the _Properties or any other properties or assets (whether real, personal, or mixed) in which Company has had an interest, or with respect to any Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Company or the Subsidiaries , or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

            (ii) There are no pending or, to the Knowledge of Shareholders Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Properties or any other properties and assets (whether real, personal, or mixed) in which Company or the Subsidiaries has or had an interest.

            (iii) Shareholders have no Knowledge of, any basis to expect, nor has any of them received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Properties or any other properties or assets (whether real, personal, or mixed) in which Company or the Subsidiaries had an interest, or with respect to any or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Company, or the Subsidiaries have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

            (iv) To the best of Shareholders' knowledge there are no Hazardous Materials present on or in the Environment at the Properties, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Properties or incorporated into any structure therein or thereon. Shareholders have not permitted or conducted, or are aware of, any Hazardous Activity conducted with respect to the Properties or any other properties or assets (whether real, personal, or mixed) in which Company or the Subsidiaries has or had an interest except in full compliance with all applicable Environmental Legal Requirements.

            (v) There has been no Release or, to the Knowledge of Shareholders, Threat of Release, of any Hazardous Materials at or from the Properties where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Properties, or from or by any other properties and assets (whether real, personal, or mixed) in which Company or the Subsidiaries has or had an interest.

            (vi) Shareholders have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Shareholders or Company or the Subsidiaries pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Properties, or concerning compliance by, Company, the Subsidiaries or any other Person for whose conduct they are or may be held responsible, with Environmental Legal Requirements.

      4.10 Title to and Condition of Properties.

   4.10.(a) Marketable Title. Company or the Subsidiaries have good and marketable title to all of Company's assets, Business and Properties, including, without limitation, all such assets and Properties reflected in the Recent Balance Sheet and in the Adjustment Statements, free and clear of all Liens, except those described in Schedule 4.10(a), and, in the case of any Property, Liens for Taxes or special assessments not yet due or which are being contested in good faith by appropriate proceedings, municipal and zoning ordinances, building or use restrictions, and easements for public roads and public utilities, exceptions or reservations of coal, minerals, and mining rights, none of which interfere with the use and enjoyment of any Property as currently utilized. None of Company's or the Subsidiaries assets, Business or Properties are subject to any restrictions with respect to the transferability thereof; and Company's title thereto will not be affected in any way by the transactions contemplated hereby.

   4.10.(b) Insurance. Set forth in Schedule 4.10.(b) is a complete list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the Business and Properties of Company and the Subsidiaries, true and correct copies of which have heretofore been delivered to Buyer. All such policies are valid, outstanding and enforceable policies; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment or loss sharing arrangement, except for worker's compensation insurance (payroll variable) and general liability insurance (attendance variable). No notice of cancellation or termination has been received with respect to any such policy, and neither Company nor any Shareholder has knowledge of any act or omission of Company or the Subsidiaries which could result in cancellation of any such policy prior to its scheduled expiration date. Company has not been refused any insurance with respect to any Property or an aspect of the operations of the Business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Company has duly and timely made all claims it has been entitled to make under each policy of insurance. Since January 1, 2000 all general liability policies maintained by or for the benefit of Company have been "occurrence" policies and not "claims made" policies. There is no claim by Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither Company nor any of Shareholders knows of any basis for denial of any claim under any such policy.

   4.10.(c) The buildings, plants, structures, and equipment of the Company and the Subsidiaries are structurally sound, are in good operating condition and repair,(considering the Improvements age, location and type) and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary wear and tear, and routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

      4.11 Contracts and Commitments.

   4.11.(a) Personal Property Leases. Except as set forth in Schedule 4.11.(a), neither Company nor the Subsidiaries have any leases of personal property..

   4.11.(b) Contracts With Affiliates and Certain Others. Except as set forth in
Schedule 4.11.(b), neither Company nor the Subsidiaries have any agreement, understanding, contract or commitment (written or oral) with any Affiliate or any employee, agent, consultant, distributor, dealer, vendor or franchisee that is not cancelable by Company on notice of not longer than ninety (90) days without material liability, penalty or premium of any nature or kind whatsoever.

   4.11.(c) Powers of Attorney. Neither Company nor the Subsidiaries have given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

   4.11.(d) Collective Bargaining Agreements. Neither Company nor the Subsidiaries is a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

   4.11.(e) Debt Obligations. Except as set forth in Schedule 4.11.(e) and specifically disclosed in the Recent Balance Sheet and in the Estimated Closing Statement, neither Company nor the Subsidiaries has any Debt Obligations Upon payment of all Debt Obligations at Closing, the Properties and all other assets of the Company and the Subsidiaries will be free and clear of all Liens, except the liens of real estate taxes, special assessments and personal property taxes, not yet due or payable.

   4.11.(f) Guarantees. Except as disclosed on Schedule 4.11.(f) , neither Company nor the Subsidiaries has guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person, including theatre leases, Debt Obligations and capitalized equipment leases.

   4.11.(g) Contracts Subject to Renegotiation. Neither Company nor the Subsidiaries is a party to any contract which is subject to renegotiation.

   4.11.(h) Burdensome or Restrictive Agreements. Except as disclosed on
Schedule 4.11.(h) addressing the Clinton, Iowa property, neither Company nor the Subsidiaries is a party to nor is it bound by any agreement requiring either to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Company or any Subsidiary from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its Business anywhere in the world.

   4.11.(i) No Default. Neither Company nor the Subsidiaries is in default under any lease, contract or commitment, nor has any event or omission occurred prior to the closing which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company's or any Subsidiaries' obligations or result in the creation of any Lien on any Property or other assets owned, leased, used or occupied by Company or any Subsidiary. No third party is in default under any lease, contract or commitment to which Company or any Subsidiary is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

            4.11(j) Schedule 4.11(j) contains a complete and accurate list, and Shareholders have delivered to Buyer true and complete copies, of:

            (i) each contract that involves performance of services or delivery of goods or materials by Company or any Subsidiary;

            (ii) each Contract that involves performance of services or delivery of goods or materials to Company or any Subsidiary;

            (iii) each contract that was not entered into in the Ordinary Course of Business ;

            (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property ;

            (v) each licensing agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual , including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Assets;

            (vi) each joint venture, partnership, and other contract (however named) involving a sharing of profits, losses, costs, or liabilities by Company or any Subsidiary with any other Person;

            (vii) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

            (viii) each contract for capital expenditures in excess of $50,000.00;

            (ix) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

      4.12 Labor Matters and Employees.

         4.12(i) To the best of Shareholders' knowledge, within the last five years neither Company nor the Subsidiaries has experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its Business. Except to the extent set forth in Schedule 4.12 and specifically disclosed and fully reflected in the Recent Balance Sheet or in the Adjustment Statements, (a) the Company and Subsidiaries are in compliance with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company or the Subsidiaries pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Company or the Subsidiaries nor any secondary boycott with respect to products of Company or the Subsidiaries; (d) no question concerning representation has been raised or is threatened respecting the employees of Company or the Subsidiaries; (e) no grievance which might have a material adverse effect on Company, the Subsidiaries or any Property (individually or in the aggregate), is pending and no such claim therefor exists; and (f) there are no administrative charges, court complaints or other Litigation against Company or the Subsidiaries concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

            Set forth on Schedule 4.12 attached hereto and by this reference made a part hereof, is an accurate list showing all officers, directors and manager level and above employees of the Company and the Subsidiaries, listing all employment agreements with such officers, directors and employees and the annual rate of compensation (and the portions thereof attributable to salary, commissions (and commission rates), bonus and other compensation, respectively) of each of such persons as of the date hereof. Attached to
   Schedule 4.12 are true, complete and correct copies of any employment agreements (or other agreements to which the Company or the Subsidiaries are bound or have liability with respect to such person) for persons listed on
   Schedule 4.12. Since January 1, 2005, there have been no increases in the compensation or benefits payable to or to become payable to, or any special bonuses to, any full time officer, director, key employee or other employee, except ordinary salary increases implemented on a basis and in amounts consistent with past practices and amounts.

            (ii) To the best of the Shareholders' knowledge, after due inquiry, except as set forth on Schedule 4.12 neither the Company nor any Subsidiary is in violation of, and has not violated, any applicable equal employment opportunity laws, regulations or orders, wage and hour laws, regulations or orders, occupational safety and health laws, regulations or orders, federal labor laws, regulations or orders or any other laws, regulations or orders relating to employment.

                  (iii) With respect to all current employees (as defined in Section 274a.1(g) of Title 8, Code of Federal Regulations) of the Company and the Subsidiaries , true and complete copies of all Forms I-9 (Employment Eligibility Verification Forms) completed pursuant to the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder ("IRCA"), and any and all copies of documentation, records or other papers retained with Forms I-9, have been delivered to or made available to Buyer. To the best of the Shareholders' knowledge, after due inquiry, the Company and the Subsidiaries have complied with IRCA with respect to the completion of Forms I-9 for all employees and the reverification of the employment status of any and all employees whose employment authorization documents indicated a limited period of employment authorization.

                        (iv) To the best of the Shareholders' knowledge, after
                  due inquiry, with respect to all former employees who left the Company's or any Subsidiaries' employment within three (3) years prior to Closing, the Company and the Subsidiaries have complied with IRCA with respect to the maintenance of Forms I-9 for at least three (3) years or for one (1) year beyond the date of termination, whichever is later. Shareholders will use their best efforts to deliver or make available to Buyer true and complete list of all terminated employees manager level and above hired by the Company and the Subsidiaries less than three (3) years prior to Closing or terminated less than one (1) year prior to Closing, true and complete copies of all Forms I-9 maintained for terminated employees pursuant to IRCA, and any and all copies of documentation, records or other papers retained with Forms I-9, have been or will be delivered or made available to Buyer.

                  (v) Schedule 4.12 contains a true and complete list of all employees of the Company and the Subsidiaries working under INS authorization in E, F, H, J, L, M, O, P or TN Visa Status together with a listing of each such employee's visa status and visa expiration date. To the best of the Shareholders' knowledge, after due inquiry, the Company and the Subsidiaries maintain current files containing all Labor Condition Application (LCA) related public and non-public access documentation which it must present upon request by the U.S. Department of Labor or the general public, including, but not limited to, all documentation noted in 20 CFR Section 655.760.

                  (vi) To the best of the Shareholders' knowledge, after due inquiry, neither the Company nor any Subsidiary has had immigration violations, nor has it employed individuals not authorized to work in the United States. Neither the Company nor any Subsidiary has ever received notice of, nor, to the best of the Shareholders' knowledge, after due inquiry, has the Company or any Subsidiary ever been the subject of any inspection or investigation by any Governmental Authority relating to its compliance with or violation of IRCA, nor has it been warned, fined or otherwise penalized by any Governmental Authority by reason of any failure to comply with IRCA, nor is such a proceeding pending or threatened.

            (viii) To the best of the Shareholders' knowledge, after due inquiry, the consummation the transactions contemplated by this Agreement will not give rise to any liability of the Company or any Subsidiary for its failure to properly complete, maintain and update Forms I-9 prior to the Closing, or give rise to any liability of the Company or any Subsidiary for the employment prior to the Closing of individuals not authorized to work in the United States, or cause any current employee to become unauthorized to work in the United States.

            4.13 Employee Benefit Plans.

      4.13.(a) Disclosure. Schedule 4. sets forth all Employee Plans/Agreements, true and correct copies of which, including all amendments thereto, have heretofore been provided to Buyer.

      4.13.(b) Future Commitments. Neither the Company nor any Subsidiary has any announced plan or commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement, except for retention agreements which shall be fully satisfied by the Shareholders prior to Closing and for which there shall be no liability whatsoever on and following the Closing Date.

            4.14 Trade Rights. Neither the Company nor any Subsidiary owns, controls , uses or holds any Trade Rights.

            4.15 Bank Accounts. Schedule 4.15 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company or any Subsidiary maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

            4.16 Assets Necessary to Business. Company and the Subsidiaries presently have and at the Closing will have good, valid and marketable title to all owned Properties and its other assets, tangible and intangible.

            4.17 No Brokers or Finders. Neither Company, any Subsidiary nor any of its directors, officers, employees, Shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

            Section 4.18 Intellectual .

                  (a) Intellectual Assets--The term "Intellectual Assets" includes:

                        (i) Company's and all Subsidiaries' names, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                        (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

                        (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");and

                        (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by Company or any Subsidiary as licensee or licensor.

                  (b) Schedule 4.18 contains a complete and accurate list and summary description, including any royalties paid or received by the Companies or any Subsidiary , of all Contracts relating to the Intellectual Assets to which Company or any Subsidiary is a party or by which Company or any Subsidiary is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000.00 under which Company or any Subsidiary is the licensee. There are no outstanding and, to Shareholders' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

                  (c) Know-How Necessary for the Business

                        (i) Except as set forth on Schedule 4.18 the Intellectual Assets are all those necessary for the operation of the Company's or any Subsidiaries' businesses as they are currently conducted, Company or the Subsidiaries are the owner of all right, title, and interest in and to each of the Intellectual Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Assets.

            4.19 Absence of Certain Changes and Events. Except as set forth in
      Schedule 4.19 since the date of the Consolidated Balance Sheet, the Company and the Subsidiaries have conducted their businesses only in the Ordinary Course of Business and there has not been any:

                  (a) change in Company's or any Subsidiaries' authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Company or any Subsidiary ; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Company or any Subsidiary of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                  (b) amendment to the Organizational Documents of Company or any Subsidiary;

                  (c) payment or increase by Company or any Subsidiary of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                  (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Company or any Subsidiary;

                  (e) damage to or destruction or loss of any asset or of Company or any Subsidiary, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company or any Subsidiary, taken as a whole;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Company or any Subsidiary of at least $10,000.00;

                  (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or of Company or any Subsidiary or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or of any Company or any Subsidiary, including the sale, lease, or other disposition of any of the Intellectual Assets;

                  (h) cancellation or waiver of any claims or rights with a value to Company or any Subsidiary in excess of $10,000.00;

                  (i) material change in the accounting methods used by Company or any Subsidiary; or

                  (j) agreement, whether oral or written, by Company or any Subsidiary to do any of the foregoing.

      5. REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer makes the following representations and warranties to Shareholders, each of which is true and correct on the date hereof, shall remain true and correct to and including the

      Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Shareholders or any notice to Shareholders, and shall survive the Closing of the transactions provided for herein.

            5.1 Corporate.

      5.1.(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      5.1.(b) Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

            5.2 Authority. This Agreement is authorized by the Executive Committee of Buyer's "Board of Directors" and subject to the terms hereof does constitute, and when executed and delivered, the other Ancillary Instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally.

            5.3 No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

            5.4 Investment Intent. The Shares are being acquired by Buyer for investment only and not with the view to resale or other distribution. Buyer operates and is active in the same business and industry in which Company or any Subsidiary is involved, namely the ownership and operation of multi-screen motion picture or movie theatres and complexes.

      6. COVENANTS

            6.1 Title Insurance. Shareholders shall order (prior to the deadline set forth in Section 3.1) and deliver to Buyer, at Shareholders' expense, updated title insurance searches of its existing title insurance policies on each of its owned Properties by such company or companies that issued such policies (in such capacity, "Title Insurance Company"), confirming the fee simple title thereto in Company. Buyer acknowledges that Company's owned properties are already insured and that copies of such policies will be delivered to Buyer to inspect. The foregoing title search and confirmation of title is to show no adverse liens or claims not specifically disclosed by the Company's Financial Statements. Shareholders agree to deliver to Buyer at Closing all documents necessary to clear record title of all liens and encumbrances constituting mortgages, deeds to secure debt, security deeds, Uniform Commercial Code filings and any and all other evidence of recorded debt on Company Property.

            6.2 Environmental Reports. Shareholders shall deliver to Buyer upon execution and delivery hereof all "Phase I" environmental reports for each Property currently in Company's or any Subsidiaries' possession. No updated "Phase I" environmental reports are required of Shareholders for the Properties. If there is no Phase I environmental report for a

      Property, then one shall be ordered by Shareholders at the mutual cost of Shareholders and Buyer.

            6.3 HSR Act Filings. If required by law, Buyer at its cost agrees to file as soon as reasonably practicable, a "Notification and Report Form" under the HSR Act with the FTC and the Antitrust Division. Notwithstanding the foregoing, in no event shall any party be required to sell, divest or otherwise dispose of any assets, businesses or lines of business in order to comply with the foregoing, nor shall any party be required to agree to or observe any restrictions or limitations on its ability to conduct or engage in any line of business in order to comply with the foregoing.

            6.4 Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by Buyer, Shareholders covenant that the Company and the Subsidiaries shall, and Shareholders shall cause, each of the following to occur:

      6.4.(a) No Changes. Company and the Subsidiaries have and will carry on their Business diligently and in the same manner as prior to the entry into the discussion that led to the execution of the Letter of Intent and will not make or institute, and has not made or instituted, any changes in its methods of purchase, sale, management, accounting or operation compared to previous periods.

      6.4.(b) Maintain Organization. Company and the Subsidiaries will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Company and the Subsidiaries and will preserve the Business, Properties and organization of Company and the Subsidiaries intact, to keep available to Company and the Subsidiaries the present officers and employees, and to preserve for Company and the Subsidiaries its present relationships with film companies and other suppliers and customers and others having business relationships with Company and the Subsidiaries, all at no additional cost to Company, any Subsidiary or Shareholders other than in the ordinary course of business.

      6.4.(c) No Breach. Company, the Subsidiaries and Shareholders will not do or omit any act, or permit any omission to act, which may cause a Breach of any contract, commitment or obligation that is material, either to Company any Subsidiaries or any Property (individually or in the aggregate).

      6.4.(d) No Material Contracts. No contract or commitment will be entered into, and no purchase of materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Company or the Subsidiaries, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice.

      6.4.(e) No Corporate Changes. Neither Company nor any Subsidiary shall amend its "Certificate of Incorporation" or By-Laws or make any changes in authorized or issued capital stock.

      6.4.(f) Maintenance of Insurance. Company and the Subsidiaries shall maintain all of the insurance in effect as of the date hereof.

      6.4.(g) Maintenance of Property. Company and the Subsidiaries shall use, operate, maintain and repair each Property and all other assets of Company and the Subsidiaries in a normal business manner, consistent with Company's and the Subsidiaries' historical practices.

            6.5 No Solicitation or Negotiations With Other Parties. Other than with respect to Buyer and its Affiliates, Company and Shareholders represent and warrant that they, their Affiliates and their representatives have terminated any other parties' (other than Buyer and its representatives) access to any nonpublic information about the Company and the Properties. From and after the date hereof, Company and Shareholders shall not, nor shall they permit any of their Affiliates to, nor shall they authorize or permit any of Company's officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained or utilized by it or any of its Affiliates to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Proposal or any sale, transfer, assignment or other disposition of any Property.

            6.6 Consents. Prior to Closing, Company and Shareholders shall obtain all written consents necessary for the consummation of the transactions contemplated hereby, including, without limitation, consents from Landlords of Leases requiring said Landlord's consent to the Transaction or transfer of the Lease.

            6.7 Estoppel Certificates. On or before the Closing Date, Company will use its Best Efforts to obtain an Estoppel Certificate or status letters from the landlord under each lease of a Property, which estoppel certificate or status letter will certify (i) the lease is valid and in full force and effect; (ii) the amounts payable by Company under the lease and the date to which the same have been paid; and (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof.

      7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

                  Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

            7.1 Representations and Warranties True of the Closing Date. Each of the representations and warranties made by Shareholders in this Agreement, Schedules and Exhibits, shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

            7.2 Compliance With Agreement. Shareholders shall have performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in
      Section 10.1.

            7.3 Satisfaction of Buyer's Due Diligence: The Due Diligence Period has expired without notice being given pursuant to 3.2(b), or Buyer has waived same.

            7.4 Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Governmental Entity shall have been commenced, against Buyer, Company, any Subsidiary, Shareholders or any of the Affiliates, officers or directors of any of them, the Business or any of the Properties, with respect to the transactions contemplated hereby, including a Hart-Scott-Rodino proceeding.

      8. CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATIONS

                  Each and every obligation of Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

            8.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

            8.2 Compliance With Agreement. Buyer shall have performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents and the Purchase Price specified in Section 10.2.

            8.3 Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company, any Subsidiary, Shareholders or any of the Affiliates, officers or directors of any of them, the Business or any of the Properties, with respect to the transactions contemplated hereby.

      9. SURVIVAL; INDEMNIFICATION

            9.1 Survival. All of the representations warranties and covenants of and the resulting indemnity of Shareholders contained in this Agreement shall survive the Closing for a period of Eighteen (18) months from the Closing, during which time they shall remain in full force and effect, excepting:

                  a. intentional material misrepresentations adverse to the Buyer, which shall continue in effect forever

                  b. the representations, warranties and covenants made and agreed pertaining to liability for or with respect to Taxes of the Company and Subsidiaries, which shall continue in effect for nine (9) months after the expiration of any statute of limitation, including any extensions thereof, applicable to any of the Taxes referred to herein or any Returns with respect to any such Taxes

                  c. the representations, warranties and covenants made and agreed to by the Shareholders, as to the ownership of the Shares and as to the capitalization of the Company and the Subsidiaries set forth in Schedule 4.1 (f) which shall survive forever;

                     d. the representations, warranties and covenants made and
                  agreed to by Shareholders, with respect to compliance with Environmental Laws as set forth in Section 4.9(c) above, which shall survive for a period of Five (5) years after the Closing Date.

            9.2 By Shareholders. Except as provided in Section 9.1, the representations, warranties, covenants, and agreements given by the Shareholders that are contained in this Agreement shall survive the Closing Date for a period of eighteen months, and pursuant to any investigation or inquiry made by or on behalf of Buyer, the Shareholders, jointly and severally agree to indemnify Buyer against any loss, cost, liability, or expense arising during the periods set forth in Section 9.1 above after the Closing Date (including, without limitation, costs and expenses of litigation and reasonable attorney's fees) incurred by reason of the incorrectness or breach of any of their respective representations, warranties, covenants, and agreements contained in this Agreement or given on the Closing Date. Notwithstanding the foregoing, the aggregate liability of Shareholders for indemnity under this Agreement or otherwise shall not exceed the Two Million TWO HUNDRED THOUSAND Dollar ($2,200,000.00) Fund B amount held pursuant to the Closing Escrow Agreement.

            9.3 By Buyer. Subject to the terms and conditions of this Section 9, Buyer hereby agrees to indemnify, defend and hold harmless each Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement; and (b) Claims for any post-Closing events, facts or circumstances.

            9.4 Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this Section 9 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

      9.4.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, "Indemnified Party") will give the party from whom indemnification is sought ("Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it as reasonably approved by the Indemified Party.. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Section 9, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the

Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

      9.4.(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right, at the Indemnifying Party's cost, to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

      9.4.(c) Indemnified Party's Rights. Anything in this Section 9.4 to the contrary notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

      9.4.(d) Right to Participate. Notwithstanding a party's responsibility for the defense of a claim, the other party shall have the right to participate, at its own expense and with its own counsel, in the defense of a claim and the party having responsibility for defense of the claim ("Defending Party") shall consult with the other party from time to time on all material matters relating to the defense of such claim. The Defending Party shall provide the other party with copies of all pleadings and material correspondence relating to such claim.

            9.5 Claims Procedure. The following exclusive procedure shall govern any and all indemnification claims against an Indemnifying Party which may be brought pursuant to the provisions of this Agreement:

                        9.5.(a) Notice. The Indemnified Party shall give written
            notice to the Indemnifying Party of all claims, whether between the parties or raised by a third party, that could constitute a claim for indemnification under this Section 9. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Section 9, except to the extent the Indemnifying Party is prejudiced thereby. The written notice shall specify to the extent known by the Indemnified Party (i) the factual basis for such claim and the alleged violation of this Agreement; (ii) the dollar amount of the claim and the basis therefor; and (iii) copies of all underlying correspondence or communication from a third party or otherwise with respect to the foundation of such claim.

      9.5.(b) Determination Procedure. With respect to indemnification claims between the parties, following receipt of notice from the Indemnified Party of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. With respect to indemnification claims relating to the claims of third parties, the Indemnifying Party shall have a reasonable period, given the nature of the third party claim and any response time required by such third party, to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Indemnified Party to substantiate the claim, as well as any other information bearing thereon reasonably requested by the Indemnifying Party. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such investigation period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, then the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the claim; provided, however, that if the Indemnifying Party is a Shareholder, then such payment must be made by reducing the amount held in Fund B pursuant to the Closing Escrow Agreement. If Fund B is reduced to a zero balance or has terminated by passage of time, then the Shareholders have no further liability under this Section 9 or this Agreement. If the Indemnified Party and the Indemnifying Party do not agree within thirty (30) days from the date of a claim hereunder (or any mutually agreed upon extension thereof, including subsequent to the final determination of a third-party indemnification claim), then the Indemnified Party and the Indemnifying Party shall appoint a panel of three neutral arbitrators (one selected by the Indemnified Party, one by the Indemnifying Party and one by the first two arbitrators) and the arbitrators thus appointed shall settle the dispute. If the Indemnified Party and the Indemnifying Party, or any one of them, are unwilling or unable to appoint an arbitrator, or if a duly appointed arbitrator refuses to act or is incapable of acting and the Indemnified Party and the Indemnifying Party, or any of them, are unwilling or unable to concur in or agree upon the appointment of a new arbitrator to fill the vacancy, or any appointment is not made within fifteen
(15) Business Days after service of a written notice to concur in or agree upon the appointment of an arbitrator or a new arbitrator, as the case may be, application may be made by either party to a court of competent jurisdiction for the appointment of an arbitrator or a new arbitrator, as the case may be. The arbitration shall be conducted in Illinois pursuant to the "Commercial Arbitration Rules of the American Arbitration Association of Illinois." The decision of the arbitrators shall be final, conclusive and binding upon the parties. Any expenses of such arbitration including, without limitation, the fees of the arbitrators and, if determined appropriate by the arbitrators, the reasonable costs of the non-prevailing party, as the case may be, shall be paid by either the Indemnifying Party or Indemnified Party as determined appropriate by the arbitrators.

            9.6 Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Section 9, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party, and provided that, if the Indemnifying Party is a Shareholder, then such payment shall be made by reducing the amount held in escrow Fund B pursuant to the Closing Escrow Agreement, without further recourse against Shareholders as a result of being an Indemnifying Party if the amount held in escrow Fund B is reduced to zero or the Closing Escrow Agreement has otherwise terminated by passage of time.

            9.7 No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder.

      10. CLOSING

                  The closing of this transaction ("Closing") shall take place at the offices of Barber, Segatto, Hoffee & Hines, 831 East Monroe, Springfield, Illinois 62701, at 12:01 A.M. on Thursday, May 19, 2005 or at such other time prior thereto and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date." A pre-Closing shall be conducted on the day prior to the Closing Date at which all documents and other items to be delivered at Closing will be inspected, preapproved and executed by all of the parties. The

      Closing shall be deemed to be effective for all business, accounting, financial, Tax, legal and other purposes as of 12:01 A.M. on the Closing Date.

            10.1 Documents to be Delivered by Company and Shareholders. At the Closing, Shareholders shall deliver or cause to be delivered to Buyer the following documents, in each case duly executed or otherwise in proper form:

      10.1.(a) Stock Certificate(s). A stock certificate or certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached.

      10.1.(b) Compliance Certificate. A certificate signed by each Shareholder that each of the representations and warranties made by Shareholders in this Agreement is true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer).

      10.1.(c) Closing Escrow Agreement. The Closing Escrow Agreement duly executed by Shareholders and the Escrow Company in the form of Exhibit A hereto.

      10.1.(d) Good Standing and Foreign Qualification Certificates. A certificate from the Secretary of State of the State of Delaware evidencing that Company and the Subsidiafvries as the case may be is in good standing as of recent dates prior to the Closing and certificates evidencing Company's qualification to do business in states identified by Buyer including, without limitation, the states of Wisconsin, Michigan, Indiana and Illinois.

      10.1.(e) Incumbency Certificate. Incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to Buyer pursuant to the terms hereof.

      10.1.(f) Estimated Closing Adjustment Statement. The Estimated Closing Adjustment Statement, executed by Shareholders and Buyer.

      10.1.(g) Resignations. The resignations of Beth Kerasotes, Marjorie Kerasotes, Jeff Cole, Jim Zehr, and Jeffrey Groen as executive officers and Employees, and Beth Kerasotes and Marjorie Kerasotes as directors of Company and the Subsidiaries, effective as of the Closing Date.

      10.1.(h) Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby.

      10.1.(i) Estoppel Certificates. The estoppel certificates required by
Section 6.7.

      10.1.(j) Schedules. The Schedules, and Exhibits.

      10.1.(k) Affidavit. An affidavit, in form satisfactory to Buyer, to the effect that Company is not a "foreign person," "foreign corporation," "foreign partnership," "foreign trust," or "foreign estate" under Section 1445 of the Code, and containing all such other information as is required to comply with the requirements of such Section.

      10.1.(l) Pay-off Letter. Pay-off letters from each counterparty to a Debt Obligation including the Equipment Lease Obligations

      10.1.(m) Opinion of Counsel An opinion of Barber Segatto Hoffee & Hines , dated the Closing Date, in the form of Exhibit

      10.1.(n) Release of Company by Shareholders Shareholders shall release Company and the Subsidiaries from any and all liabilities in form and substance as agreed upon by the parties.

      10.1.(o) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

            10.2 Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver the following documents, in each case duly executed or otherwise in proper form:

      10.2.(a) Closing Cash Payment. To Shareholders, the Closing Cash Payment as required by Section 2.2 (c), and the Earnest Money Deposit as required by
Section 2.2 (a).

      10.2.(b) Closing Escrow Amount. To Escrow Agent, the "Closing Escrow Amounts" as required by Section 2.2 (b).

      10.2.(c) Compliance Certificate. To Shareholders, a certificate signed by an officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Shareholders).

      10.2.(d) Certified Resolutions. To Shareholders, a certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

      10.2.(e) Closing Escrow Agreement. To Shareholders, the Closing Escrow Agreement duly executed by Buyer and the Escrow Company in substantially the form of Exhibit A hereto.

      10.2.(f) Opinion of Counsel An opinion of Page, Scrantom, Sprouse, Tucker & Ford, P.C. , dated the Closing Date, in the form of Exhibit attached hereto.

      10.2.(g) Other Documents. To Shareholders, all other documents, instruments or writings required to be delivered to Shareholders at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Shareholders may reasonably request.

10.3 Allocation of the Purchase Price. The Shareholders and Buyer acknowledge and agree that the payment of the Purchase Price contemplated hereunder is for the acquisition of all the outstanding Shares of the Company and personal goodwill. Shareholders and Buyer agree to allocation of the Purchase Price among said items as agreed between the Parties upon receipt of an independent valuation report applicable thereto.

11. TERMINATION

      11.1 Termination by Mutual Agreement. This Agreement may be terminated without further liability of any party at any time prior to the Closing by a mutual written agreement of Buyer and Shareholders.

      11.2 Termination by Buyer.

            11.2.(a)Due Diligence Termination. At any time prior to the expiration of the Due Diligence Period, Buyer may, by written notice to Shareholders, terminate this Agreement based on the results of Buyer's due diligence investigation with the effect set forth in Section 11.4, that is the Escrow Money Deposit shall be paid to Shareholders to compensate for the Shares having been taken off the market.

            11.2.(b)Termination by Shareholder Breach. If there has been a material violation or breach of any Shareholder of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer or cured by Shareholders, or there has been a material failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, then Buyer may, by written notice to Shareholders at any time prior to the Closing that such violation, breach, or failure is continuing and not cured by Shareholders, terminate this Agreement with the effect set forth in Section 11.4.

      11.3 Termination by Shareholders. If the Due Diligence Period has expired without termination of this Agreement by Buyer and if the Closing has not timely occurred, or if there is a breach or violation by Buyer under Section 5 or
Section 8, then Shareholders may terminate this Agreement with the effect set forth in Section 11.4.

      11.4 Effect of Termination. If this Agreement is terminated by Buyer pursuant to Section 11.2.(b) or by mutual agreement of the parties pursuant to
Section 11.1, then the Escrowee shall immediately return the Earnest Money Deposit (including all interest earned thereon) to Buyer by wire transfer of immediately available funds to an account designated by Buyer in writing in advance. If this Agreement is terminated by Buyer pursuant to Section 11.2.(a), then the Escrow Company shall immediately pay to Shareholders the Earnest Money Deposit by wire transfer of immediately available funds to an account designated by Shareholders in writing in advance. If this Agreement is terminated by Shareholders pursuant to Section 11.3, then the Escrow Company shall immediately deliver the Earnest Money Deposit (including all interest earned thereon) to Shareholders by wire transfer of immediately available funds to an account designated by Shareholders in writing in advance, which Earnest Money Deposit shall be Shareholders sole and exclusive remedy for termination of this Agreement. If this Agreement is terminated, regardless of by whom or why, the Diligence Materials in Buyer's, or its affiliates', or agents', or employees' possession shall be returned to Shareholders or Company without any public disclosure of same. The parties hereto hereby acknowledge and agree that the damages to Shareholders due to failure of the Buyer to close hereunder are difficult if not impossible to ascertain and amount of the Earnest Money Deposit represents a reasonable pre-estimate of said damages, and is intended to be liquidated damages and not a penalty.

      11.5 Allocation of Expense of Termination. If the transactions contemplated by this Agreement are not consummated, the parties will each pay their own expenses and fees incident to the negotiation, preparation, and execution of this Agreement and any other transactions relating to the consummation thereof, including, without limitation, fees of counsel, accountants, and other experts.

      11.6 Diligence Materials. If this Agreement is terminated, regardless of by whom or why, the Diligence Materials in Buyer's, or its affiliates', or agents', or employees' possession shall be returned to Shareholders or Company without any public disclosure of same.

12. POST-CLOSING COVENANTS

      12.1 Noncompetition; Confidentiality.

            12.1.(a) Shareholders. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Business being acquired pursuant to this Agreement, each Shareholder hereby covenants and agrees as follows:

                  (i) Covenant Not to Compete. Subject to geographical
            limits hereinafter specifically set forth, for a period of three (3) years from the Closing Date, no Shareholder will directly or indirectly:

                        (A) engage in, continue in or carry on any
                  business which competes with the Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

                        (B) consult with, advise or assist in any way,
                  whether or not for consideration, any Person, corporation, partnership, firm or other business organization which is now or becomes a competitor of Company, any Subsidiary or Buyer or any of their Affiliates in any aspect with respect to their theatre businesses, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor; or

                        (C) engage in any practice the purpose of which is to
                  evade the provisions of this covenant not to compete or to commit any act which adversely affects the Business;

               provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend to a radius of five (5) miles from each of the Properties currently operated by Company or any Subsidiary. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the Business of the Company or any Subsidiary. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

                  (ii) Covenant of Confidentiality. No Shareholder shall at any time subsequent to the Closing, except as explicitly requested by Buyer, (a) use for any purpose, or (b) disclose to any person documents, tapes, discs or programs containing, any confidential information concerning any Company. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights in which Company has an interest, all customer lists and customer information, and all other information concerning any of the Companies' and Subsidiaries' Business not previously disclosed to the public directly by Company or any Subsidiary.

                  (iii) Equitable Relief for Violations. Each Shareholder agrees that the provisions and restrictions contained in this Section 12.1 are necessary to protect the legitimate continuing interests of Buyer in acquiring the Company, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this
            Section 12.1.

      12.2 Use of Names. Except as allowed by agreements between Shareholders and Buyer entered into at or after Closing, following the Closing, neither Shareholders nor any of their Affiliates shall, without the prior written consent of Buyer, make any commercial use of any Trade Rights, including, without limitation, the "GKC" trade name and related marks owned or used by the Company on the date hereof or previously or any other name or mark confusingly similar thereto.

13. RESOLUTION OF DISPUTES

      13.1 Arbitration. After the Closing, except as otherwise provided herein, any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement shall be settled by binding arbitration held in Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association of Illinois then in effect, except as specifically otherwise provided in this Section 13.

      13.2 Arbitrators. The panel to be appointed shall consist of three neutral arbitrators (one to be chosen by Buyer, one to be chosen by Shareholders, and one to be chosen by the first two chosen arbitrators).

      13.3 Procedures; No Appeal. The arbitrators shall allow such discovery as the arbitrators determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrators. The arbitrators shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision. Thereafter, the decision of the arbitrators shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

      13.4 Authority. The arbitrators shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrators.

      13.5 Entry of Judgment. Judgment upon the award rendered by the arbitrators may be entered in any court having in personam and subject matter jurisdiction. Shareholders and Buyer hereby submit to the in personam jurisdiction of the Federal and State courts in Illinois, for the purpose of confirming any such award and entering judgment thereon.

      13.6 Confidentiality. All proceedings under this Section 13, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitrators.

      13.7 Continued Performance. The fact that the dispute resolution procedures specified in this Section 13 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

      13.8 Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Section 13 are pending. The parties will take such action, if any, required to effectuate such tolling.

14. DEFINITIONS

14. DEFINITIONS

            All defined terms used herein shall have the meaning set forth in this Section 14 or elsewhere defined in this Agreement as follows:

            "Affiliate" shall mean, with respect to the person in question, (i) any shareholders, directors or officers of such person; (ii) any spouse, children or family members of such person; or (iii) any other person that, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting and/or equity interests of such person, or (b) controls, is controlled by or is under common control with, the person in question. For the purposes of this definition, the term "control" and its derivations means having the power, directly or indirectly, to direct the management, policies or general conduct of business of the Person in question, whether by the ownership of voting securities, contract or otherwise. As to the Company, "Affiliate" shall include the Subsidiaries.

            "Antitrust Division" shall mean the Antitrust Division of the United States Department of Justice.

            "Best Efforts." The efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible [; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions].

            "Breach." A "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

            "Business Day" shall mean any day other then Saturday, Sunday and any day which is a day on which banking institutions in the State of Illinois are authorized or required by law or other government action to close

            "Buyer." As defined in the first paragraph of this Agreement.

            "CERCLA" shall mean the Comprehensive Environmental Response Compensation Liability Act, as amended.

            "Claim" shall include (i) all Liabilities, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), court costs and attorneys fees and expenses; (iii) all claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iii) all cost and expenses associated with the enforcement of this Agreement or any of the Ancillary Agreements.

            "Closing." As defined in Section 10.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Company." As defined in the Recitals of this Agreement.

            "Consent." Any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

            "Contract." Any Contract (a) under which Company or any Subsidiary has or may acquire any rights, (b) under which any Company or any Subsidiary has or may become subject to any obligation or liability, or (c) by which any Company, any Subsidiary or any of the assets owned or used by it is or may become bound.

            "Debt Obligations" shall mean outstanding principal, interest and prepayment amounts, under Operating Lines of Credit, Construction Lines of Credit, Permanent Debt Financing, Equipment Lease Obligations and Related Party Obligations shown on the Company's consolidated balance statement.

            "Effective Time" shall mean the close of business on the Business Day immediately prior to the Closing Date.

            "Encumbrance." Any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

            "Environment." Soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

            "Environmental, Health, and Safety Liabilities." Any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

            (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

            (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

            (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

            (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

            The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

            "Environmental Law." Any Legal Requirement that requires or relates to:

            (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

            (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

            (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

            (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

            (e) protecting resources, species, or ecological amenities;

            (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

            (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

            (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

            "ERISA." The Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

            "Estimated Closing Adjustment Statement" shall mean a projected balance sheet of Company which shall represent a reasonable estimate of the Final Closing Adjustment Statement; such balance sheet to be prepared in accordance with GAAP applied on a consistent basis and as otherwise required by this Agreement and accompanied by schedules setting forth in reasonable detail all assets and liabilities included therein.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Facilities." Any real property, leaseholds, or other interests currently or formerly owned or operated by and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by Company.

            "Final Closing Adjustment Statement" shall mean a balance sheet of Company as of the Effective Time, such balance sheet to be prepared in accordance with GAAP applied on a consistent basis and as otherwise required by this Agreement and accompanied by schedules setting forth in reasonable detail all assets and liabilities at the Effective Time.?

            "FTC" shall mean the United States Federal Trade Commission.

            "GAAP." Generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements were prepared.

            "Governmental Authorization." Any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

            "Governmental Body." Any:

            (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

            (b) federal, state, local, municipal, foreign, or other government;

            (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

            (d) multi-national organization or body; or

            (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

            "Hazardous Activity." The distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

            "Hazardous Materials." Any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

            "HSR Act." The Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

            "Improvements" shall mean all buildings, improvements and structures now or on the Closing Date located on any , including, without limitation, landscaping, parking lots and structures, roads, drainage and all above ground and underground utility structures, systems and other so-called "infrastructure" improvements.

            "Independent Accounting Firm" shall mean an independent accounting firm of national or regional reputation mutually appointed by Shareholders and Buyer.

            "Knowledge." An individual will be deemed to have "Knowledge" of a particular fact or other matter if:

            (a) such individual is actually aware of such fact or other matter;
or

            (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

            A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

            Knowledge of the following individuals shall be attributed to and considered Knowledge of the Shareholders for purposes of this Agreement:
Shareholders, Jeff Cole, Jim Zehr and Jeffrey Groen.

            "Law" shall mean any constitution, statute, law, ordinance, rule, authorization or regulation promulgated or issued by a Government Entity, including, without limitation, the Americans with Disabilities Act.

            "Legal Requirement." Any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

            "Liability" or "Liabilities" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, debt, demand, judgment, fine, penalty, settlement, damage, deficiency, cost, expense, obligation or responsibility of any nature or kind, fixed or unfixed, accrued, absolute or contingent, known or unknown, asserted or unasserted, liquidated or unliquidated, matured or unmatured, secured or unsecured, including all costs and expenses (legal, accounting or otherwise) relating thereto, reduced in all cases by insurance reimbursements or other recoveries of monies on such account.

            "Licenses and Permits" shall mean all licenses, permits, consents, approvals, authorizations, registrations and certifications of all Government Entities and all certification organizations.

            "Liens" shall mean and include all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, charges or encumbrances of any nature whatsoever.

            "Noncompetition Agreements." As defined in Section

            "Occupational Safety and Health Law." Any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

            "Operating and Service Agreements" shall mean all management, service and operating agreements and contracts entered into by Company with respect to the Properties or the Business of Company, including, but not limited to, agreements and contracts relating to maintenance and repair of the Properties, refuse service agreements, pest control service agreements, landscaping agreements, parking lot maintenance agreements and snow removal contracts.

            "Operating Lines of Credit" shall mean Bank One Credit Agreement amended and restated, dated September 30, 2004.

            "Order." Any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

            "Ordinary Course of Business." An action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

            (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

            (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) [and is not required to be specifically authorized by the parent company (if any) of such Person]; and

            (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

            "Person." Any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

            "Plan." As defined in Section

            "Proceeding." Any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

            "Property" shall have the meaning set forth in the Recitals to this Agreement.

            "Proposal" means any inquiry, proposal or offer from any person (other than Buyer and its Affiliates and representatives) relating to any direct or indirect (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any of the assets of the Company other than sales within the ordinary course of business consistent with past practice, (iii) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to or involving the Company or
(iv) transaction that is similar in form, substance or purpose to any of the foregoing transactions.

            "Release." Any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

            "Representative." With respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

            "Securities Act." The Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

            "Shareholders." As defined in the first paragraph of this Agreement.

            "Shareholders' Releases." As defined in Section

            "Shares." As defined in the Recitals of this Agreement.

            "Subsidiary." With respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

            "Tax." Any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

            "Tax Return." Any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

            "Threat of Release." A substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

            "Threatened." A claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

   15. MISCELLANEOUS

            15.1 Assignment; Parties in Interest.

      15.1.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Buyer may assign its rights and interest in and to this Agreement to one or more of its Affiliates upon advance written notice to Shareholders; provided, however, notwithstanding such assignment, Buyer shall remain directly and primarily liable to Shareholders for its obligations hereunder.

      15.1.(b) Parties in Interest; No Third Party Beneficiaries. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other Person other than the parties hereto any right or remedy under or by reason of this Agreement.

            15.2 Recordings. Neither this Agreement nor any notice or memorandum thereof shall be recorded in any real property records for any jurisdiction. Any such recordation shall constitute a default under this Agreement by the recording party.

            15.3 Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal Laws of the State of Illinois, excluding any choice of Law rules that may direct the application of the Laws of another jurisdiction.

      15.4 Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

      15.5 Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; or
(b) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                                   IF TO BUYER, TO:

                                   Martin A. Durant
                                   Carmike Cinemas, Inc.
                                   1301 1st Ave.
                                   Columbus, GA 31901
                                   Facsimile: (706) 323-4070

      (with a copy, which shall not constitute notice, to:

                                   Lee Champion
                                   Page, Scrantom, Sprouse, Tucker & Ford, P.C.
                                   1111 Bay Ave. 3rd Floor
                                   Columbus, GA 31901
                                   Facsimile: (706) 323-7519

or to such other person or address as Buyer shall furnish to Shareholders in writing.

                                 IF TO SHAREHOLDERS, TO:

                               Beth Kerasotes
                               George Kerasotes Corporation
                               755 Apple Orchard Street
                               Springfield, IL  62703
                               Facsimile: (217) 528-6490

      (with a copy, which shall not constitute notice, to)

                               Barry O. Hines
                               Barber, Segatto, Hoffee & Hines

                               831 East Monroe
                               Springfield, IL  62701
                               Facsimile: (217) 544-5225

or to such other person or address as Shareholders shall furnish to Buyer in writing.

            If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 15.5.

      15.6 Expenses. Regardless of whether or not the transactions contemplated hereby are consummated, and except as specifically set forth in this Agreement to the contrary, all fees and expenses incurred by Shareholders in connection with this Agreement will be borne by Shareholders and all fees and expenses incurred by Buyer in connection with this Agreement will be borne by Buyer, including all filing fees associated with any filings under the HSR Act,

      15.7 Publicity. The parties agree that, except in the performance of the obligations under this Agreement, no party shall, with respect to this Agreement and the transactions contemplated hereby, make any public announcements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated to any third party without the consent of the other parties, which consent shall not be unreasonably withheld, delayed or conditioned, except as required by Law, the rules and regulations of the "SEC" or the "NASDAQ Exchange" or unless such action is taken based on advice of counsel given in good faith.

      15.8 Entire Agreement. This Agreement embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

      15.9 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

      15.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      15.11 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

      15.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

      15.13 Incorporation of Schedules and Exhibits. The Schedules and Exhibits are incorporated herein by reference and made a part hereof. Information set forth in a disclosure Schedule shall be deemed to have been disclosed with respect to any other section of this Agreement , without the necessity for specific cross-referencing. A Schedule can be amended prior to the Closing upon prior notice to and approval by Buyer.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                     BUYER:
                                     CARMIKE CINEMAS, INC.

                                     By: /s/ Michael W. Patrick
                                         ------------------------------------
                                     Michael W. Patrick, President, pursuant
                                     to authority of its Board of Directors

                                     SHAREHOLDERS:

                                     /s/ Beth Kerasotes
                                     ----------------------------------------
                                     Beth Kerasotes, individually as a
                                     Shareholder

                                     s/ Beth Kerasotes
                                     ----------------------------------------
                                     Beth Kerasotes, as Executor of and
                                     Trustee under the Will of George G.
                                     Kerasotes

                                     /s/ Marjorie Kerasotes
                                     ----------------------------------------
                                     Marjorie Kerasotes, individually as a
                                     Shareholder